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                                                                    EXHIBIT 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this registration statement on Form S-4 of MFS Communications Company, Inc. of our report dated February 14, 1996, except for Note 20 as to which the date is April 16, 1996, on our audit of the consolidated financial statements of MFS Communications Company, Inc. as of December 31, 1995 and 1994, and for the three years in the period ended December 31, 1995 which report is included in MFS Communications Company, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the reference to our firm under the caption "Experts".


/s/ Coopers & Lybrand L.L.P.
Coopers & Lybrand L.L.P.
Omaha, Nebraska
July 1, 1996